UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2023

XPONENTIAL FITNESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40638	84-4395129
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

17877 Von Karman Ave., Suite 100 Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 346-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2, below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	XPOF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 8, 2023, Xponential Fitness, Inc. (the “Company”) entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Bank of America, N.A. (the “ASR Counterparty”) to repurchase an aggregate of $50.0 million of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). The Company is funding the share repurchases under the ASR Agreement, which are being made pursuant to the Company’s new $50.0 million share repurchase program, with cash on hand following the closing of the Company’s additional term loans pursuant to its previously disclosed fifth amendment to its credit agreement.

Under the terms of the ASR Agreement, the Company will pay an initial aggregate purchase price of $50.0 million to the ASR Counterparty at inception of the ASR Agreement, and the ASR Counterparty will make an aggregate initial delivery of approximately 2.0 million shares of Common Stock to the Company.

The total number of shares ultimately purchased by the Company pursuant to the ASR Agreement will generally be based on the daily volume-weighted average share price of the Common Stock during the calculation period of the ASR Agreement, less an agreed discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement. At final settlement of the ASR Agreement, the Company may be entitled to receive additional shares of Common Stock, or, under certain limited circumstances, be required to deliver shares to the ASR Counterparty or, at the Company’s election, remit a settlement amount in cash to the ASR Counterparty. The final settlement of the transactions under the ASR Agreement is expected to occur no later than October 2023, with the settlement date for the ASR Agreement determined at the ASR Counterparty’s option within an agreed range, subject to earlier termination under certain limited circumstances, as set forth in the ASR Agreement.

The ASR Agreement contains customary terms for these types of transactions, including, but not limited to, the mechanisms to determine the number of shares of Common Stock or the amount of cash that will be delivered at settlement, the required timing of delivery of the shares of Common Stock, the specific circumstances under which adjustments may be made to the transactions, the specific circumstances under which the transactions may be terminated prior to their scheduled maturity and various acknowledgements, representations and warranties made by the Company and the ASR Counterparty to one another.

From time to time, the ASR Counterparty and/or its respective affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with the Company for which the ASR Counterparty (or its affiliates) has received, or may receive, customary compensation, fees and expense reimbursement.

The foregoing description of the ASR Agreement does not purport to be complete and is qualified in its entirety by reference to the form of confirmation for the ASR Agreement, a copy of which form is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Confirmation—Issuer Forward Repurchase Transaction, between Xponential Fitness, Inc. and Bank of America, N.A., dated August 8, 2023

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XPONENTIAL FITNESS, INC.

Date: August 8, 2023	By:	/s/ John Meloun
	Name:	John Meloun
	Title:	Chief Financial Officer